Exhibit 99.1

Moderna Reports Third Quarter 2022 Financial Results and Provides Business Updates

Third quarter 2022 revenues of $3.4 billion; GAAP net income of $1.0 billion and GAAP diluted EPS of $2.53

Revenue from advance purchase agreements for anticipated delivery in 2022 expected to be $18 to $19 billion, following delay of certain deliveries into 2023 due to short-term supply constraints

Primary efficacy analysis from Phase 2 study for personalized cancer vaccine program (mRNA-4157/V940) expected in 4Q22

Phase 3 RSV vaccine efficacy data could read out this winter

Phase 3 flu vaccine immunogenicity data expected in 1Q23

Completed $3 billion share repurchase plan announced in February 2022; commenced August 2022 $3 billion share repurchase program

CAMBRIDGE, Mass.—(ACCESS WIRE)—November 3, 2022— Moderna, Inc. (Nasdaq: MRNA), a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines, today reported financial results and provided business updates for the third quarter of fiscal year 2022.

“Today’s earnings continue to show strong corporate momentum. With $13.6 billion in product sales through the first three quarters of the year, and advance purchase agreements for anticipated delivery this year now expected to produce around $18 to $19 billion of product sales, we continue to have a strong financial position as we prepare for multiple upcoming global product launches,” said Stéphane Bancel, Chief Executive Officer of Moderna. “It has never been clearer that the future of medicine is upon us. As a platform company with scale and resources, Moderna is uniquely positioned to execute on exciting programs in flu, RSV, rare diseases and immuno-oncology, where we have an imminent Phase 2 data read-out. We were also just named a Top Employer by Science for the eighth consecutive year, reflective of the deep commitment of our now more than 3,700 employees globally. There has never been a more promising time for Moderna.”

Recent Progress Includes:

Respiratory Vaccines
•Received authorization for mRNA-1273.214 booster targeting the BA.1 Omicron subvariant in the United Kingdom, Switzerland, Australia, Canada, European Union and Japan. mRNA-1273.214 induced significantly higher titers than mRNA-1273 against the BA.1 and BA.4/5 Omicron subvariants in a clinical trial conducted before the fall booster season.
•mRNA-1273.222 booster, targeting the BA.4/5 Omicron subvariant, is authorized in the United States, European Union, Taiwan and Japan. Phase 2/3 data is expected to be available in the fourth quarter of 2022.
•Moderna continues to progress its respiratory vaccine pipeline, including vaccine candidates against influenza, RSV, and combination vaccines. Influenza (mRNA-1010) Phase 3 studies are ongoing. The southern hemisphere immunogenicity study of mRNA-1010 is fully enrolled with approximately 6,000 adult participants, and the data readout is expected in the first quarter of 2023. Initial regulatory feedback supports an accelerated pathway for approval based on this study.
•Older adult RSV pivotal Phase 3 trial (mRNA-1345), known as ConquerRSV, is ongoing. Trial has enrolled >35,500 participants. Primary endpoints are safety and vaccine efficacy. The trial data could read out this winter, depending on the number of cases accrued and vaccine effectiveness. Pediatric RSV (mRNA-1345) is in Phase 1 and is now fully enrolled.
•Combination COVID + flu (mRNA-1073) Phase 1/2 fully enrolled; combination COVID + flu + RSV (mRNA-1230) has started Phase 1; combination RSV + influenza (mRNA-1045), a new vaccine candidate, has started Phase 1/2 trial.

Latent & Public Health Vaccines:
•CMV vaccine (mRNA-1647) pivotal Phase 3 study, known as CMVictory, is ongoing.

Therapeutics
Immuno-oncology
•Personalized cancer vaccine (PCV) Phase 2 evaluating mRNA-4157/V940 in combination with KEYTRUDA®, Merck’s anti-PD-1 therapy, as adjuvant treatment for patients with high-risk melanoma is fully enrolled, with the primary efficacy analysis expected in the fourth quarter of 2022. As announced on October 12, Merck has exercised its option to jointly develop and commercialize mRNA-4157/V940 pursuant to the terms of its existing Collaboration and License Agreement, and Moderna has received $250 million from Merck in the fourth quarter in connection with the option exercise.
•After a portfolio review, AstraZeneca returns rights to the IL-12 program; Moderna is evaluating next steps for the program.

Rare diseases
•Phase 1/2 Paramount study of propionic acidemia (PA) candidate (mRNA-3927) is ongoing and enrolling additional cohorts. As reported on R&D Day, six patient-years of experience were accrued on drug as of September 8, 2022, with all eligible participants electing to continue on Open Label Extension study. mRNA-3927 has been generally well-tolerated to date and encouraging data has shown a decrease in the number of metabolic decompensation events (MDEs) among participants; initial discussions with regulators are supportive of MDE as a primary endpoint for a pivotal study.
•mRNA-3139, for ornithine transcarbamylase (OTC) deficiency, a rare genetic disorder, is in preclinical development.

Moderna now has 48 programs in development across 45 development candidates1, of which 35 are currently in active clinical trials. The Company’s updated pipeline can be found at www.modernatx.com/pipeline. Moderna and collaborators have published more than 130 peer reviewed manuscripts.
Third Quarter 2022 Financial Results
•Revenue: Total revenue for the third quarter of 2022 was $3.4 billion compared to $5.0 billion in the same period in 2021, mainly due to a decline in sales of the Company’s COVID-19 vaccines. Product sales for the third quarter of 2022 were $3.1 billion, a decrease of 35%, compared to the same period in 2021, primarily driven by lower sales volume due to the timing of market authorizations for our COVID-19 bivalent boosters and the related manufacturing ramp up.

•Cost of Sales: Cost of sales was $1.1 billion, or 35% of product sales, for the third quarter of 2022, including third-party royalties of $106 million. Cost of sales, as a percentage of product sales, increased by 20 percentage points, from 15% in the same period in 2021. This includes a charge of $333 million for inventory write-downs related to COVID-19 products that have exceeded or are expected to exceed their approved shelf-lives prior to being used, an expense for unutilized manufacturing capacity of $209 million, and a loss on firm purchase commitments and related cancellation charges of $102 million. These charges are driven by a shift in product demand to our Omicron-targeting COVID-19 bivalent boosters and costs associated with surplus production capacity.

1Includes separate COVID Vaccine (mRNA-1273) programs in development for adults, pediatrics & adolescents and separate RSV vaccine (mRNA-1345) programs in development for adults and pediatrics

•Research and Development Expenses: Research and development expenses for the third quarter of 2022 increased 57% to $820 million, in comparison to the same quarter of 2021. The growth in spending was mainly due to an increase in clinical trial-related expenses, largely driven by increased clinical development activities, particularly with respect to our COVID-19 vaccines, RSV, flu and CMV programs, and increased headcount.

•Selling, General and Administrative Expenses: Selling, general and administrative expenses for the third quarter of 2022 increased 65% to $278 million, in comparison to the same quarter of 2021. The growth in spending was mainly due to increased headcount and external spend driven by commercial activities and to accelerate the Company’s build-out.

•Effective Tax Rate: The effective tax rate was 14% for the third quarter of 2022, compared to 6% for the same period in 2021. The increase in 2022 was primarily due to the benefit recorded in 2021 related to the release of the valuation allowance on the majority of our deferred tax assets.

•Net Income: Net income decreased by 69% to $1.0 billion in the third quarter of 2022, compared to the same period in 2021.

•Earnings Per Share: Diluted EPS decreased by 67% to $2.53 in the third quarter of 2022, compared to the same period in 2021.

•Cash Position: Cash, cash equivalents and investments as of September 30, 2022 and December 31, 2021 were $17.0 billion and $17.6 billion, respectively.

•Net Cash Provided By Operating Activities: Net cash provided by operating activities was $3.3 billion for the nine months ended September 30, 2022, compared to $10.3 billion for the same period in 2021. Net cash provided by operating activities decreased in 2022, primarily attributable to revenue recognized from deferred revenue in excess of customer deposits received and increased income tax payments, partially offset by increased product sales and higher collection of receivables.

•Cash Used for Purchases of Property and Equipment: Cash used for purchases of property and equipment was $308 million for the nine months ended September 30, 2022, compared to $164 million for the same period in 2021. The increase was primarily driven by the Company’s business expansion of its manufacturing and research facilities.

•Cash Used for Repurchases of Common Stock: Cash used for repurchases of common stock was $2.9 billion for the nine months ended September 30, 2022. Moderna did not conduct share repurchases prior to the fourth quarter of 2021. From the end of the third quarter of 2021 to the end of the third quarter of 2022, the Company repurchased 24 million shares, reducing the number of common shares outstanding from 405 million to 387 million, more than offsetting 5 million shares of common stock issued in connection with equity compensation over this period.

2022 Financial Framework
•Advance Purchase Agreements (APAs): Revenue from Moderna’s APAs for product sales for anticipated delivery in 2022 are expected to be $18-19 billion, reflecting deferrals of $2-$3 billion to 2023.

•Cost of Sales: Cost of sales as a percentage of product sales are now expected to be 26-28% of sales, with the upper end of the range potentially driven by further charges due to product updates.

•Research & Development (R&D) and Selling, General & Administrative (SG&A) Expenses: Full-year expenses are expected to be approximately $4 billion.

•Tax Rate: The Company expects an effective tax rate for the full year in the low- to mid-teen percentage range.

•Capital Expenditures: The Company expects capital investments for 2022 of approximately $0.5 billion.

2023 Advanced Purchase Agreements
•Confirmed APAs, as well as previously deferred product sales, currently represent $4.5-$5.5 billion in anticipated product sales in 2023. The Company expects additional sales in key markets, including the U.S., E.U., Japan, Middle East, Latin America and Asia Pacific in 2023.

Share Repurchase Program
•The $3 billion share repurchase program announced in February 2022 was completed early in the fourth quarter 2022. The Company has commenced repurchases from the additional $3 billion program announced in August 2022.

Corporate Updates

•Continued Growth: Moderna had approximately 3,700 employees as of September 30, 2022, compared to approximately 2,400 employees as of September 30, 2021.

•Top Employer: Moderna named a Top Employer by Science and Science Careers for eighth consecutive year.

•R&D Day: On September 8, Moderna held its annual R&D Day to review clinical trial programs across the portfolio, noting early clinical benefits in two rare disease programs, upcoming PCV data and preparation for multiple global product launches.

•Executive Committee Appointments and Expansion
◦On September 6, Jamey Mock was appointed Chief Financial Officer of Moderna, following the retirement of David Meline.
◦On September 29, Moderna announced that it was expanding its Executive Committee to prepare for new product launches. As part of this expansion, Juan Andres will assume a new role as President, Strategic Partnerships and Enterprise Expansion. Jerh Collins has joined Moderna from Novartis and will succeed Juan Andres as Moderna’s Chief Technical Operations and Quality Officer. These changes will take effect on January 1, 2023.

Key 2022 Investor and Analyst Event Dates
•ESG Day: November 10

Investor Call and Webcast Information
Moderna will host a live conference call and webcast at 8:00 a.m. ET on Thursday, November 3, 2022.
To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.
•Telephone: https://register.vevent.com/register/BI56aa5dacc77e41ebbba622851ac67f30
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.
About Moderna

In over 10 years since its inception, Moderna has transformed from a research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across seven modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for rapid clinical and commercial production at scale. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators, which has allowed for the pursuit of both groundbreaking science and rapid scaling of manufacturing. Most recently, Moderna’s capabilities have come together to allow the authorized use and approval of one of the earliest and most effective vaccines against the COVID pandemic.
Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases and auto-immune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past eight years. To learn more, visit www.modernatx.com.

MODERNA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product sales	$3,120	$4,810	$13,576	$10,740
Grant revenue	144	140	453	473
Collaboration revenue	100	19	150	47
Total revenue	3,364	4,969	14,179	11,260
Operating expenses:
Cost of sales	1,100	722	3,498	1,665
Research and development	820	521	2,084	1,343
Selling, general and administrative	278	168	757	366
Total operating expenses	2,198	1,411	6,339	3,374
Income from operations	1,166	3,558	7,840	7,886
Interest income	58	4	113	11
Other expense, net	(7)	(10)	(33)	(22)
Income before income taxes	1,217	3,552	7,920	7,875
Provision for income taxes	174	219	1,023	541
Net income	$1,043	$3,333	$6,897	$7,334

Earnings per share:
Basic	$2.67	$8.27	$17.41	$18.25
Diluted	$2.53	$7.70	$16.46	$17.00

Weighted average common shares used in calculation of earnings per share:
Basic	390	404	396	402
Diluted	412	434	419	431

MODERNA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,027	$6,848
Investments	5,321	3,879
Accounts receivable	2,695	3,175
Inventory	2,077	1,441
Prepaid expenses and other current assets	1,177	728
Total current assets	14,297	16,071
Investments, non-current	8,655	6,843
Property and equipment, net	2,019	1,241
Right-of-use assets, operating leases	113	142
Restricted cash, non-current	14	12
Deferred tax assets	920	326
Other non-current assets	38	34
Total assets	$26,056	$24,669
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$330	$302
Accrued liabilities	1,856	1,472
Deferred revenue	4,002	6,253
Income taxes payable	66	876
Other current liabilities	553	225
Total current liabilities	6,807	9,128
Deferred revenue, non-current	175	615
Operating lease liabilities, non-current	79	106
Financing lease liabilities, non-current	922	599
Other non-current liabilities	81	76
Total liabilities	8,064	10,524
Stockholders’ equity:
Additional paid-in capital	1,488	4,211
Accumulated other comprehensive loss	(351)	(24)
Retained earnings	16,855	9,958
Total stockholders’ equity	17,992	14,145
Total liabilities and stockholders’ equity	$26,056	$24,669

MODERNA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net income	$6,897	$7,334
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	164	105
Depreciation and amortization	268	154
Amortization/accretion of investments	35	33
Deferred income taxes	(473)	(89)
Other non-cash items	36	—
Changes in assets and liabilities:
Accounts receivable	480	(1,751)
Prepaid expenses and other assets	(669)	(186)
Inventory	(636)	(918)
Right-of-use assets, operating leases	29	(25)
Accounts payable	89	26
Accrued liabilities	354	600
Deferred revenue	(2,691)	4,431
Income taxes payable	(810)	565
Operating lease liabilities	(27)	8
Other liabilities	273	23
Net cash provided by operating activities	3,319	10,310
Investing activities
Purchases of marketable securities	(8,925)	(10,279)
Proceeds from maturities of marketable securities	2,222	1,075
Proceeds from sales of marketable securities	2,918	1,983
Purchases of property and equipment	(308)	(164)
Investment in convertible notes	(35)	—
Net cash used in investing activities	(4,128)	(7,385)
Financing activities
Proceeds from issuance of common stock through equity plans	40	96
Repurchase of common stock	(2,927)	—
Changes in financing lease liabilities	(123)	(96)
Net cash used in financing activities	(3,010)	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,819)	2,925
Cash, cash equivalents and restricted cash, beginning of year	6,860	2,636
Cash, cash equivalents and restricted cash, end of period	$3,041	$5,561

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: anticipated sales, including the timing of sales, under advance purchase agreements in 2022 and 2023 and the associated revenue, which may not be realized; the timing of data from a proof-of-concept study in immuno-oncology; the repurchase by Moderna of shares of its common stock under its share repurchase programs; the timing of data from Moderna’s ongoing studies and trials, including for personalized cancer vaccines, RSV, flu and Moderna’s COVID-19 booster vaccines; anticipated upcoming global product launches; Moderna’s collaboration with Merck to jointly develop and commercialize mRNA-4157/V940; potential accelerated approval of mRNA-1010 (flu); COVID market dynamics; and Moderna’s 2022 financial framework . In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date of this press release.
Moderna Contacts
Media:
Chris Ridley
Vice President, Corporate Communications & Media
617-800-3651
Chris.Ridley@modernatx.com
Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
617-209-5834
Lavina.Talukdar@modernatx.com